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EDITED TRANSCRIPT

DRE - Q3 2014 Duke Realty Corp Earnings Call

EVENT DATE/TIME: OCTOBER 30, 2014 / 7:00PM GMT

THOMSON REUTERS

CORPORATE PARTICIPANTS

Denny Oklak *Duke Realty Corporation - Chairman, CEO*

Jim Connor *Duke Realty Corporation - COO*

Mark Denien *Duke Realty Corporation - CFO*

Ron Hubbard *Duke Realty Corporation - IR*

CONFERENCE CALL PARTICIPANTS

Jamie Feldman *Bank of America Merrill Lynch - Analyst*

Vance Edelson *Morgan Stanley - Analyst*

Kevin Varin *Citigroup - Analyst*

Brendan Maiorana *Wells Fargo Securities - Analyst*

Eric Frankel *Green Street Advisors - Analyst*

Dave Rodgers *Robert W. Baird & Co. - Analyst*

Ki Bin Kim *SunTrust Robinson Humphrey - Analyst*

Michael Salinsky *RBC Capital Markets - Analyst*

Michael Bilerman *Citigroup - Analyst*

PRESENTATION

Operator

Welcome to the Duke quarterly conference call. At this time all participants are in a listen-only mode, later we will conduct a question and answer section, and instructions will be given at that time. (Operator Instructions). As a reminder, this conference is being recorded. I would now like to turn the conference over to our host, Vice President Investor Relations, Mr. Ron Hubbard. Please go ahead.

Ron Hubbard - *Duke Realty Corporation - IR*

Thank you, Marla. Good afternoon everyone, and welcome to our third quarter earnings call. Joining me today are Denny Oklak, Chairman and CEO, Jim Connor, Chief Operating Officer, and Mark Denien, Chief Financial Officer. Before we make our prepared remarks, let me remind you that statements we make today are subject to certain ranks and uncertainties that could cause actual results to differ materially from expectations. For more information about those risk factors, we would refer you to our December 31, 2013 10-K that we have on file with the SEC. Now for our prepared statement, I'll turn it over to Denny Oklak.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Thank you Ron. Good afternoon everyone. Today I will highlight some of our key accomplishments for the quarter, and then Jim Connor will give you an update on our leasing and development activity. I'll review our asset recycling transactions, and Mark will then address our third quarter financial performance and balance sheet. I have to say that the third quarter of 2014 was one of Duke Realty's best quarters ever. Our operating fundamentals were at near record levels, we placed in service over 3.6 million square feet of new developments, which were 98% leased, and have an 8.6% GAAP yield. We continued our asset recycling by selling $175 million of mostly suburban office assets, at a 6.2% in place cap rate, creating significant value for the Company.

I'm very proud of the teams we have in place throughout our organization, and their ability to execute the real estate transactions and operations, as well as or better than anyone in the business. Specifically, we signed 5.9 million square feet of leases, and finished the quarter at a 95.4% in-service occupancy rate, our highest level since 1995. Rents on renewal leases for the quarter accelerated to 9%, up from the 7.5% to 8% level of the first two quarters. This performance reflects tightening fundamentals and the quality of our modern bulk industrial portfolio. We also started $100 million of new development projects at solid yields, bringing our total starts year-to-date to $419 million. Now I'll turn it over to Jim Connor to give a little more color on our operations.

Jim Connor - *Duke Realty Corporation - COO*

Thanks Denny, Good afternoon everybody. From an operational standpoint, we had a strong quarter of leasing at 5.9 million square feet as Denny noted. Our tenant retention was a little low at 58%, because in this tight industrial market we're able to opportunistically upgrade the quality of our tenants, and the economic terms of the leases in place, by bring bringing in some new tenants; as indicated in the overall improvement in occupancy during the quarter.

Now let me touch on some of the key activity within each of our product types. With respect to our industrial portfolio, we continue to see fundamentals improve with the completion of 5.1 million square feet of total leasing. In service occupancy in the bulk industrial portfolio was 96.6%, 200 basis points higher than a year ago, and an all-time high for us. In addition to the exceptional leasing execution by our team, we continue to capture rental rate growth, which is a key focus of the Company right now, with growth on industrial lease renewals of 9.2% for the quarter, the highest growth rate in 12 years.

We are seeing broad strength in industrial leasing across all of our markets. As an example, our Indianapolis portfolio of best-in-class modern bulk industrial product, continues to benefit from strong demand from regional national companies that are modernizing supply chains, as well as the eCommerce players choosing Indy as a primary distribution location. Our 19.4 million square foot Indianapolis portfolio is 99.7% occupied, with only 60,000 square feet of available space in service buildings. The Indianapolis market-wide industrial vacancy is just over 5%. Our Indianapolis portfolio has realized average net effective rent growth of 12% year-to-date, up from the mid-single digit level last year. Some other notable new leases signed during the quarter that drove occupancy higher were in Savannah, where we signed two new leases totaling 1.2 million square feet, with Home Depot and National Distribution Centers. We also executed a new lease for 446,000 square feet in Nashville, with B&G Foods North America, and a new lease for 216,000 square feet with UPS supply change logistics in central New Jersey. On the lease renewal side, we also executed a 414,000 square foot lease with General Motors in Cincinnati. We are now 95.5% leased or better in 18 of our primary 22 markets, with six of our markets at 100% occupancy, which positions our portfolio in the sweet spot to continue to push rents and reduce concessions.

Now turning to the medical office, the portfolio continues to perform well with an in-service occupancy level of 93.9%, and the same property NOI up nearly 6% on the trailing 12-month basis. Driven by a combination of occupancy increases, rent growth, and operating efficiencies. The suburban office market continues to improve with our in-service occupancy up 30 basis points over the prior quarter, after excluding the effect of dispositions and a partially leased development project that was placed in service. Our team had an exceptional quarter leasing with nearly 700,000 square feet of leases, with notable activity in the St. Louis market, where we signed 12 leases totaling 244,000 square feet, which improved occupancy 80 basis points in that market. We have also signed an additional 60,000 square foot new lease in the St. Louis market in early October.

Turning to development, we had $100 million of development starts in three projects in the third quarter totaling 1.1 million square feet, expected to generate a 6.8% weighted average initial stabilized yield. Two industrial developments commenced, the first was a 150,000 square foot build-to-suit industrial project in our land on the Gateway North Center in Minneapolis with Blue Dot Corporation, this was our third build-to-suit in the Gateway North Business Park in the last ten months, which is another testament to our development expertise and our strategic land holdings. I would also point out that as of today, we are now 100% leased in Minneapolis.

The second industrial development is a 783,000 square foot speculative project we started in southern California. The project is located in the Inland Empire, a market that has absorbed over 25 million square feet of space year-to-date, according to CBRE. A pace that is slightly ahead of last year, while vacancy has dropped to the mid-4% range, down from the low 5% in the area a year ago. Finally, I'll note that our 5 million square foot industrial portfolio in California we are currently 97% leased, and believe it is the opportune time to start a speculative development in that market.

On the suburban office side we started another project in Raleigh in our Perimeter Park development. Perimeter Four is a six-story 192,000 square foot Class A office building. As many of you know, we own prime land in Raleigh adjacent to the Research Triangle Park, and the Raleigh International Airport, and are benefiting from an economic boom in the region, with single-digit office vacancy rates and market rents up 3% year-over-year. The current project is 71% pre-leased to Channel Advisor Corporation, with a promising list of prospects to fill the remaining space. Many of you will remember that in 2013, we started two similar projects in the same park in Raleigh. I'm pleased to note that both of those projects were delivered on time, and have been leasing ahead of budget, currently at a combined 85% level. The two delivered projects are on target to achieve projected stabilized yields in the mid-9% range.

From an overall development pipeline perspective, at quarter end we have 24 projects under construction, totaling 8.3 million square feet, and a projected 627 million in stabilized costs at our share, that are 59% pre-leased in the aggregate. This pre-lease percentage is down a bit from previous quarters due in fact, as Denny said, this quarter we placed 3.6 million square feet of developments in service that were 98% leased in aggregate. Our current pipeline has an initial cash stabilized yield of 7.1%, and a GAAP yield of 7.7%, once again, highlighting the tremendous value creation being executed by our team, and the value of our strategic land holdings. Now I'll turn it back over to Denny to cover some of our asset recycling activities.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Thanks Jim. With respect to investment activity, we had $175 million of primarily suburban office dispositions during the quarter across three transactions. As we alluded to on the last call, we have been focused on selling suburban office in the Midwest, as well as taking advantage of good market pricing to sell a few select assets in the Southeast. As many of you may have seen in the news, we closed on the sale of the Royal Palm buildings in Broward County, Florida. These two buildings encompass 466,000 square feet, and were sold for $275 per square foot. We acquired this complex in 2010, and it had a gross investment basis of about $245 per square foot, which represents excellent value creation for shareholders. The second disposition transaction we closed in the Southeast was Millenia Lakes in Orlando. This was a three building complex held in a joint venture, and included a 12-acre parcel of land as well. The office complex was sold for about $193 per square foot, with total net proceeds to us of $40 million, which represented nearly a 25% gain over the gross basis.

Finally, we sold an 11 building, 2.1 million square foot non-strategic industrial portfolio in Indianapolis, also held in a joint venture, where we had a 10% ownership interest. Our share of the sale proceeds for this disposition was $7.4 million. On the land side, we sold $9 million of non-strategic parcels during the quarter. In addition, I'll note that combining land sales with development projects on our land, year-to-date we've monetized 470 acres, or about $84 million of land. Now let me share an update about some additional dispositions we've alluded to on previous calls, and some that are in the news.

First, we have about ten other transactions, mainly suburban office properties, in our two remaining retail centers, that are in the market or under contract. We expect to close these in the fourth quarter, though a few may spill over into the first quarter. All of these transactions are part of our 2014 disposition guidance.

There are two other larger deals recently offered to the market that have been in the real estate news. The first is an industrial portfolio comprised of 56 non-strategic buildings encompassing 5.9 million square feet, for an average of about 100,000 square feet per building. The portfolio is currently 91.7% occupied, and the buildings are on average 23 years old. This industrial portfolio is located in primarily Midwest cities. With the recent compression in cap rates, we've seen for these type of industrial assets, we believe this is another great value creation opportunity. Timing-wise, we expect bids on the portfolio in about a month, and would expect to close early next year. This package is not part of our 2014 guidance.

The second large package recently put out on the market and in the news is a 9 building, 1 million square foot, 90% occupied suburban office portfolio located in St. Louis in two office parks known as Maryville Center and Woodsmill. We expect the timing of this sale to be in late first quarter of next year, and also these are not part of our 2014 disposition guidance.

To summarize our asset transactions, we continue to take advantage of a favorable window in the real estate and capital market cycles, to maximize the proceeds of suburban office and other non-strategic assets and allocate capital, primarily into value creating development activities or further deleveraging actions. I'll now turn the call over to Mark to discuss our financial results and capital plans.

Mark Denien - *Duke Realty Corporation - CFO*

Thanks, Denny. Good afternoon, everyone. As Denny mentioned, I would like to provide an update on our financial performance, as well as an overview of our capital transactions. Core FFO was $0.30 per share for the third quarter, represented by strong operational performance, delivery of developments, and offset a bit from dispositions. Same property NOI growth, 12 and three months ended September 30th was 3.8% and 6.0% respectively. The quarterly number is higher than expected due to exceptionally strong leasing activity, rental rate growth across all product types, and extremely low bad debt expense for the quarter. As Denny noted, our growth in average net effective rent on renewals was 9.0% for the third quarter, and was 8.0% year-to-date. This growth in net effective rent was driven primarily by rent growth in our industrial portfolio, where we are optimistic about our ability to continue to push rental rates. We generated $0.26 per share in AFFO, which equates to a dividend payout ratio of 65%, compared to $0.25 per share in the second quarter.

We expect there to be an uptick in second generation CapEx during the fourth quarter, related to our recent leasing activity, which is reflected in our revised annual AFFO guidance of $0.95 to $0.97 per share. As we continue to improve our overall operations, and have a higher percentage of our income come from high quality, lower CapEx bulk properties, we are producing a consistent growth in AFFO, and driving down our already conservative AFFO payout ratio. As we previously mentioned on last quarter's call, we issued 3.1 million common shares through our ATM program in July, raising total proceeds to $55 million. These were issued at an average price of $18.09 per share. Later in the third quarter we raised an additional $10 million of proceeds through the ATM program at an average price of $18.58 per share. Building and land sales generated $185 million of proceeds during the quarter, a portion of these proceeds were used to redeem our $96 million in 6.625% Series J preferred shares, which will result in over a $6 million annualized reduction in preferred dividends.

All of these capital transactions, coupled with our operational performance, resulted in a continued trend of improvement in our key financial metrics. We reported a fixed charge coverage ratio of 2.4 times for the rolling 12 months ended September 30th, compared to the 2.0 times that were reported for the year prior. For just the third quarter, fixed charge coverage is now up to 2.5 times. Net debt plus preferred to EBITDA for the rolling 12 months ended September 30, 2014 was 7.2 times, compared to the 7.4 times reported last quarter, and the 8.3 times that we reported for the rolling 12 months ended September 30, 2013. When looking at this metric for just the current quarter, it improves to 7.1 times.

Also during the quarter we closed on a renewal of our unsecured revolving credit facility, increasing the potential maximum facility size from $850 million to $1.2 billion, and a 20 basis point reduction in rate, and extended the term to January of 2019. We are in an excellent liquidity position, and our leveraged metrics continue to improve. We are very well-positioned to continue bolstering our balance sheet, fund our development pipeline, and address our next significant debt maturity in February 2015. I will conclude by saying that I am very happy to report another strong quarter, and with that, I'll turn it back over to Denny.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Thanks, Mark. As a result of this outstanding performance, we are pleased that yesterday we were able to raise the low end of our guidance for FFO per share by $0.02, nearing our 2014 range to $1.17 to 1.19 per share, and raising the midpoint by $0.01. Similarly, as Mark said, we raised our guidance for AFFO per share by $0.01, narrowing our 2014 range to $0.95 to $0.97 per share. We also raised same property guidance from a range of 2% to 4%, up to a range of 3.75% to 4.5%.

In closing, we are pleased with our team's outstanding operational performance and allocation of capital year-to-date, and expect a solid finish to the year. We believe dispositions currently in the market will continue our asset recycling into primarily high quality development projects, continuing to increase the overall quality and stability of year-over-year growth of cash flow per share. With that, we'll now open it up for questions. And we ask participants to keep the dialogue to one question, or perhaps two very short questions. You are of course welcome to get back in the queue.

QUESTIONS AND ANSWERS

Operator

Thank you. (Operator Instructions). And our first question will go to the line of Jamie Feldman. Please go ahead.

Jamie Feldman - *Bank of America Merrill Lynch - Analyst*

Great. Thank you, and good afternoon. I guess it's a quarter later, can you guys just give a sense of which markets this quarter you sensed are still picking up, that maybe weren't quite as strong last quarter, and then which you think you're starting to get more concerned about supply, or maybe just slowing down on the demand side?

Jim Connor - *Duke Realty Corporation - COO*

Sure, Jamie. I think no matter whose numbers you use, across the country you're seeing great activity, great net absorption. I think you're starting to see some numbers in, I'll just kind of work my way around the country. Atlanta and Chicago and Pennsylvania all had good quarters of net absorption. All of those markets are all in very good balance. Going down south, Houston had another good quarter, their pipeline of spec development continues to be well leased. Dallas, as we have talked about, increased the amount of spec space a little bit, so I think that we've got our eye on that market. Southern California just continues to perform at a huge level, as I reiterated earlier. They had another, I think approaching 6 million square feet of net absorption in the third quarter. I'm trying to think if I've missed any. In some of the secondary markets, Cincinnati had a great quarter, some of the Florida markets, South Florida had another great quarter of leasing there. So those are kind of really the highlights going around the system. Dallas is probably the only one that we're watching a little bit, some people have referred to Indianapolis, but as I alluded to in the call, our Indianapolis portfolio is performing so well, we chose to build some additional product down there, just to have some expansion space for our existing tenant base. So we feel pretty good about that market. And I think that's really the highlights.

Jamie Feldman - *Bank of America Merrill Lynch - Analyst*

Just a follow-up, as you think about some of these secondary markets that are starting to pick up, is it the same types of demand, is it eCommerce, is it supply chain, or is there something different happening in those markets?

Jim Connor - *Duke Realty Corporation - COO*

Well, I think the big eCommerce is primarily the Tier 1 markets. You are seeing some of the infill leasing from some of the eCommerce guys and some of the secondary tertiary markets, but the big notable million square foot deals that our favorite retail and eCommerce companies are primarily in the Tier 1 markets. You're just seeing good activity across all sectors in the industrial pipeline. So I think eCommerce continues to be a big part of the performance, but you cannot it solely to eCommerce, like you probably would have maybe two or three years ago. I think you've got, just a macro economy that's pretty much hitting on all cylinders from the industrial perspective.

Operator

Thank you. Next we'll go to the line of Vance Edelson. Please go ahead.

Vance Edelson - *Morgan Stanley - Analyst*

Terrific, thanks. So just on selling the 11 industrial buildings in Indianapolis, it's a market you described as very robust and it's benefiting from eCommerce. Could you share a little bit more on what the JV's rationale for pulling out of those assets?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Sure, Vance. That is a JV that we formed back before we went public, back in 1992. So as we said in the prepared remarks, we only own 10% of that, and the rest was owned by an institutional investor. And obviously a 22-year run, a tremendous run for them on those assets; and they just decided that they were ready to sell, and move on to something else. So since the venture was in place for 22 years, those assets were getting older in nature, and so they wanted to sell. Again, I think the results from that disposition were extremely favorable, and we're seeing that in the markets, really I would say across the Board today.

Vance Edelson - *Morgan Stanley - Analyst*

Did you have an opportunity to buy them, but they're older assets so you didn't want them?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Yes, we could have bought them, but yes that's right and you know that our philosophy has been with the new, larger modern bulk product, and that's what we're really focused on the development, and have been on the acquisition side.

Vance Edelson - *Morgan Stanley - Analyst*

And --

Jim Connor - *Duke Realty Corporation - COO*

You're less than 200,000-foot a building and your average age was well over 25 years.

Vance Edelson - *Morgan Stanley - Analyst*

Okay. Makes sense. And then with valuations on the office side continuing to move up, would you consider more non-core dispositions than you would have earlier in the year, or perhaps even placing on the market what you once considered to be more core if the price looks good?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Well, I think we have sold some core - what we would call core office product in the Southeast. Earlier this year we had the joint venture with 3630 in Atlanta, then selling the Royal Palm buildings and the Millenia Building, those are all excellent core assets, in I would call it the core office market. So yes, we were happy to do that, when we think the timing is right. And then as we said, we've got a big portfolio of suburban office assets in St. Louis that's now on the market, plus some other miscellaneous office product in various markets. So we think that the pricing is good right now, and that's what we're experiencing, so we'll continue to prune that portfolio.

Operator

Next we'll go to Kevin Varin. Your line is open

Kevin Varin - *Citigroup - Analyst*

Hi, good afternoon. Denny you kind of talked about already the portfolio that's available in St. Louis that you guys are marketing. Could you just talk a little bit more about the strategy with the Midwest suburban office, the marketplace in Cincinnati and St. Louis, those assets are running in the low '80s for occupancy and the sales that you have completed in the past quarters have been more stabilized assets. Maybe just speak about how much lease-up is needed to generate that investor interest, and then maybe just talk about the pricing trends that you're kind of seeing in those particular markets?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Well, let me start with St. Louis. As we said on the call, as Jim said, that market is, I would call it on fire from an office point of view, compared to what we've seen for a long, long time. And so one of the projects that I mentioned on the call, or in the script was Woodsmill. Woodsmill is a two office being portfolio we've owned for probably ten years, and it's now 100% leased. So there is some other product there that is also moving up into the very high occupancy, so we are looking at marketing those as we get those leased up. And that again is somewhat why our remaining occupancy always looks a little bit low, because we continue to have good leasing success, and then we market those assets for sale. A similar story, I would say over in Cincinnati, but probably not the level of leasing activity that we've seen in St. Louis at this point in time; but we continue, again, earlier this year we sold about a $150 million package in Cincinnati, and we continue to look at other opportunities to sell some of those assets also.

Kevin Varin - *Citigroup - Analyst*

Okay. And then just one follow-up. If you look at the development page in the supplemental, the development margins declined from 21% last quarter to 18%, if you look at the midpoint of the projected value creation. I know the deliveries and starts in the quarter impact the numbers, but can you just walk us through what is pressuring those margins. Is it new land costs or construction costs, and then maybe how we should think about that over the next 12 months or so?

Mark Denien - *Duke Realty Corporation - CFO*

Kevin, this is Mark, I'll start with that, and I'll let Denny or Jim chime on what is left in that portfolio, but part of what is driving the decrease in the margin is the product mix. We placed in service this quarter a couple of our office projects down in Raleigh, that Denny or Jim mentioned, were in the mid-9.5% yield range, so obviously the margin on those products on an office side, we were getting better margins in the industrials that we are left with, so the development pipeline as it sits here today, is much more heavily weighted towards the industrial product, than it was the office a quarter ago. And then as it comes specifically to the margin on the industrial, Jim, I don't know if you have anything to say.

Jim Connor - *Duke Realty Corporation - COO*

The only other comment, I think you'll continue to see that number fluctuate a little bit, depending on how much of the volume is in our newer markets. So, for example, the southern California is a market that we really just geared up to start development in. We acquired that piece of property last quarter to be able to put it in service, so the yields there are not going to be as good as our mature markets where we've owned strategic land for a number of years at a really good basis.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

And I think 18% is still pretty good.

Kevin Varin - *Citigroup - Analyst*

Alright. Thanks, guys.

Operator

Next we'll go to the line of Brendan Maiorana. Please go ahead.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Thanks, good afternoon. Looking at your leased rate, it's very high. I think it's about as high as it's been. But if I look at the occupancy rate, as you disclose it on Page 16, there's a pretty healthy spread between leased and average commenced occupancy, and that's a stat that you guys have only offered more recently, but it's 350 basis points wide across the overall portfolio, it's 370 basis points just on the bulk side. How should we think about what a normalized spread, leased versus occupied should be, and what does that mean for occupancy trends, as we think about it over the next few quarters?

Mark Denien - *Duke Realty Corporation - CFO*

Yes, Brendan, I'll see if I can try to answer part of that. That 350 basis points spread is certainly wider than we historically have run at. We've been more in the 150 to 225 basis point spread, I would say, so the 350 is definitely wider. A couple things that I would point out. That spread is not that wide in our same property pool. If you look at the same property page in the supplemental, the commencement occupancy is closer to the 95% range, so the spread on that pool is more like 150 to 175 basis points, which is what we've been traditionally running at. What we're dealing with is only about 75% of our NOI right now is in our same property pool, because as we're going through this dispositioning phase, we're selling older assets, and we're replacing it with a new development pipeline that takes 24 months before it makes its way into same store. So about 25% of our total NOI is not in the same property pool yet, and that's where we're really seeing significant NOI growth. And I think that 350 basis points spread will translate into additional NOI increases as we get through the next several quarters, it just may not all show up in the same property pool.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Okay. And, Mark, just related to that, your occupancy guidance I think suggests a modest dip in the fourth quarter. Is there anything specific or that's just kind of natural expirations?

Mark Denien - *Duke Realty Corporation - CFO*

Yes, our occupancy guidance is an average, not an end-point, and if you look at it on average, what it really would suggest is, we'll be right around the very top end of guidance, and because we were within that range, we just decided not to update the guidance. If there is any dip at all, I would say it would be very, very modest.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Okay. And just a real quick one, you have $250 million of debt with a February maturity at a high rate, 7.375% I think. Can you pay that off three months early, and if so what would be the likely rate if you were to go to the market today?

Mark Denien - *Duke Realty Corporation - CFO*

We're probably looking at 4%, maybe just under 4% for ten-year money, give or take, right now. We could not pay it off early without a fairly substantial make-whole premium. And we're looking, as Denny mentioned, we have a lot of dispositions in the pipeline, we do like the debt rates

that we have right now, but we're just trying to right now bring the balance out the disposition proceeds with the maturities we have coming at us, and there are a lot of different ways we can take care of that February maturity, but needless to say, they're are all pretty attractive relative to the rate that we have on that debt.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Great. Thanks.

Operator

And next we will go to the line of Eric Frankel. Please go ahead.

Eric Frankel - *Green Street Advisors - Analyst*

Thank you very much. I was hoping you can just explain operating expenses. They seem to be at a pretty low rate this quarter. Especially relative to some of your peers that reported some higher operating expenses. I wanted to get an explanation whether it was just a one-time thing, or you expect operating expenses to ramp up over the next year or so?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Yes, Eric, to be honest with you, it didn't really pop out to me or us that they were that extremely low. Operationally, we had a pretty good quarter overall, but just trying to think here, nothing stuck, we obviously had very high operating expenses in the first quarter, with weather-related issues. I guess in a lot of our cities the first quarter and the third quarter is really the highest quarter of operating expenses that we have because of weather conditions. Either cold or hot. We had a pretty mild summer so that may be part of the driver. I will have to look into that and get back to you.

Eric Frankel - *Green Street Advisors - Analyst*

Okay. Just my follow-up question, regarding your leasing spread, Jim, you commented you're able to, a little bit higher quality rent roll. Could you comment on releasing spreads for those new tenants that are in place?

Jim Connor - *Duke Realty Corporation - COO*

Well, we've certainly spent a lot of time talking about this in the last few quarters. We continue to monitor very closely the number and the percentage of leases in the portfolio that were done in the trough period, that 2009 to 2011 period, and we're generally working out on the renewal side, the next two to three quarters, so in the next 18 months, we'll still got about 50% of the portfolio rolling, 50% of the square footage that was rolling that is in the next 18 months is from that trough period. So we're seeing very good opportunity to push rents there. The other place we're pushing back is concessions are down, and lease terms are up. Because our occupancies are so high, we've got certain tenants that will want to renew for shorter periods of time, and we've got limited opportunity to push the rent and extend the terms out. So that's what we're trying to take advantage of that. So that's the first piece of it, is the trough rents. And the other piece of it is just a result of the high occupancy, when most of our operating units are above 95.5%, they could dictate some pretty good terms. So we've been pushing a lot on not only the rental rates, but also the annual increases, and we're pretty consistently getting 2.5% increases now on our industrial annual escalations, which has been a pretty healthy improvement over years gone by.

Mark Denien - *Duke Realty Corporation - CFO*

And, Eric, as you know, we've not historically tracked new leasing spreads, and a lot of that, as we talked about, has been because as we were more predominantly office, it was really hard to measure one lease to the other because the type of build-out and space was vastly different... it's a lot harder on the office side than the industrial. But we're trying to track that data now on the industrial side. And I would tell you that the spread on our new leases on the industrial is maybe 100 basis points lower than the renewal spreads, but they're very much in the same ballpark on the industrial side.

Eric Frankel - *Green Street Advisors - Analyst*

Okay. Thanks for the color.

Operator

Next we'll go to the line of Dave Rodgers. Please go ahead.

Dave Rodgers - *Robert W. Baird & Co. - Analyst*

Yes, good afternoon guys. Jim, start with you, on the development side, I think you needed $80 million to $180 million of development starts in the fourth quarter to hit your guidance. I assume you have good visibility on that, and that's not going to be an issue. But I guess I'd love to know what you're thinking in terms of kind of the runway for development, the total pipeline as you think without giving guidance for 2015, but how does that build to suit pipeline look, and any kind of timing issues where we'd see a slowdown or could see a pickup in the development activity overall?

Jim Connor - *Duke Realty Corporation - COO*

Dave, I'm going to have to do choose my words very carefully, because I've got three guys in the room looking at me now. I would tell you, and I think everybody would have the same sense, as you look at where we are in 2014, and what we need to achieve to hit the midpoint of our guidance, I will tell you I think we all feel very good about that. As you look at the US industrial market, you look at the improving office market, you look at the healthcare business, all of which contribute to our new development pipeline, I would tell you we have the same sense of confidence for 2015 that we're currently enjoying, so I think we're reasonably optimistic.

Dave Rodgers - *Robert W. Baird & Co. - Analyst*

And then maybe on the medical office side, are you still seeing opportunities to do development in medical, and on the flip side, given the strength in cap rates and valuation of those assets, has it made you think about maybe putting more of those out to market as well as you move into 2015?

Jim Connor - *Duke Realty Corporation - COO*

Well, to answer the first question, Yes, we're seeing a lot of additional opportunities. As the healthcare industry as a whole continues to go through an evolution, we're seeing a lot of off-campus opportunities. We're picking and choosing those on a very limited basis. We like those that are lined with major systems and long-term lease components. We like those that tie into our existing core markets. So we're continuing to see those. On-campus opportunities, probably not as strong as the off-campus opportunities in terms of just the pure numbers, but you will tell you there are a lot of very big projects out there in the marketplace, so we think the pipeline for the medical business is very strong for the fourth quarter, and for going into 2015.

In terms of spreads, the medical business is enjoying great cap rate compression, just like the industrial business is, and we could monetize large pieces of that at any time if we so chose. I think as we've demonstrated and consistently told you guys in the last quarter, we'd much rather take advantage of the opportunity to reposition the portfolio through the sales pf the suburban office properties, because we're getting real good cap rates there, that historically we haven't seen. The only thing you'd see us sell would be pruning the portfolio. We pruned the MOB portfolio late in 2013 with a few assets trickling into early 2014. We really don't anticipate a need to do that. You'll see that portfolio that Denny talked about earlier on the industrial side, again that's just kind of pruning the portfolio, some older and some non-strategic assets for us. So I think that will be the extent of it in those two product types.

Operator

Great. Thank you. Your recollection next we go to the line of Ki Bin Kim. Please go ahead.

Ki Bin Kim - *SunTrust Robinson Humphrey - Analyst*

Thanks. I'm not sure if I missed this, but the two other larger deals that you said are up for sale, and I realize they haven't closed yet, but did you talk about a dollar range for those assets and a cap rate range?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

We didn't really talk about that. I guess I would, and especially since they are in the market right now, I'd rather not talk about that. So what you can say, is that those are included in the guidance as we said, in the call that actually the two big ones are not included in our guidance I mean we don't anticipate either one of those to close until sometime probably in the first quarter of 2015, so those would be included in our 2015 guidance when we give that.

Ki Bin Kim - *SunTrust Robinson Humphrey - Analyst*

And maybe I can ask this in a different way. Are those assets for sale on par with the average asset quality in those respective markets?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Yes, I guess I would say so. I mean, one is an industrial portfolio of smaller buildings, older buildings, so I'd say as that kind of portfolio goes, this is a pretty good one. And then the suburban office assets are in St. Louis, and those would be your typical good parks in suburban St. Louis, yes.

Ki Bin Kim - *SunTrust Robinson Humphrey - Analyst*

And just the last question for me. I know you alluded it to a little bit, Mark, on your lease spreads. Regarding lease spreads which you historically haven't released in your supplemental. If I look at the rent, just the average net effect of rent for what you find both in industrial and office in 2013, and three quarters in 2014, it seems like in every quarter the net effect of rent, just broadly speaking, is lower in new leases than they are for renewal leases. It just makes me wonder that, is it just lower quality type of assets that are under the new lease bucket, or what would cause the net effect of rent to be consistently lower?

Mark Denien - *Duke Realty Corporation - CFO*

That's just purely a factor of the market. I mean, you've got our industrial leases range in your opinion from we call it high-$2.00's to $6.50 a foot depending on where, depending on what market you're in and exactly what type of industrial building it is. So it's really just product mix even within the industrial portfolio, and location is driving that. We look at the overall deal quality of all of our deals which, we take the total CapEx and

concessions to get a deal done, divided by the total rent we'll collect over the life, and I will tell you that the overall deal quality on all of those deals are better and better every quarter.

Ki Bin Kim - *SunTrust Robinson Humphrey - Analyst*

Okay. That's it for me. Thank you.

Operator

Thank you. Next we will go to Michael Salinsky. Your line is open.

Michael Salinsky - *RBC Capital Markets - Analyst*

Hey, guys. Just given the significant disposition activity you have had year-to-date, any consequences there from a dividend standpoint, that would force you to kind of push some of that into 2015, that would require a special dividend or 1031?

Mark Denien - *Duke Realty Corporation - CFO*

No, no, Mike. We should be good to go there. The acquisitions that we have done this year, we pretty much did all 1031 deals with that already, so that mitigated whatever exposure we may have had, so we should have a bit of room before we would bump up against any special dividend issues.

Michael Salinsky - *RBC Capital Markets - Analyst*

That's helpful. Then as my follow-up. As you think about the leverage for the Company, I mean, when you're walking through the plan of deleveraging over the last years you had a very stated target. Can you give us a sense of kind of what the target leverage we should expect kind of going forward, what's kind of the range now, as you have made significant progress year-to-date and seem to be on a course for next year?

Mark Denien - *Duke Realty Corporation - CFO*

Yes, all we've really laid out there right now, Mike, is to get that fixed charge up above 2.5, to get debt plus deferred to EBITDA down below 7.0, and keep that debt plus preferred to gross asset number in that 48% range through year-end 2014, and then what is really going to drive that, or the dispositions that we've talked about. And how quickly they come in and how we utilize the proceeds from that, I guess is what I would say. So as we give 2015 guidance in January, I think we'll have a better view on, what our net disposition level will be, and the use of those proceeds, and at that time I think we'll be in a better position to give some more concrete guidance on where we're headed towards leverage. But needless to say, it will be an improvement over where we are today.

Michael Salinsky - *RBC Capital Markets - Analyst*

Thank you much.

Operator

(Operator Instructions). We do have a follow-up from Kevin Varin. Please go ahead.

Michael Bilerman - *Citigroup - Analyst*

Yes. Michael Bilerman, and Denny, I appreciate you don't want to negotiate against yourself on these asset sales, but maybe you can just share with us just the annualized NOI off of each of the portfolios, and then we can apply whatever cap rate we want in terms of determining value?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Well, Mike, I certainly would if I had any idea what they were, sitting here today, so on the industrial portfolio, Mark, you said it's about $21 million?

Mark Denien - *Duke Realty Corporation - CFO*

Yes, it's in the low-$20 million, probably closer to $21 million.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

And, again, I don't really know what the office side is.

Mark Denien - *Duke Realty Corporation - CFO*

I'll find that.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

But I think basically if you put these two together, we're talking in the, let's see $425 million to $450 million range between those two portfolios, something like that?

Mark Denien - *Duke Realty Corporation - CFO*

Yes.

Kevin Varin - *Citigroup - Analyst*

And then as we think about the same store growth in the quarter up 6%, revs up 5%, expenses up 3.3%, was there anything, either in this quarter or in 3Q of 2013 that would have changed that number, relative to what you've been doing year-to-date closer, closer to 4?

Mark Denien - *Duke Realty Corporation - CFO*

Yes, Michael, I would say that I think I commented briefly on bad debt expense. That was probably about 1% of the 6% right there. Not to say that the prior year's quarter had high bad debt expense, but this quarter it was virtually nonexistent. So that change right there was probably about 1% of the 6%. The rest of it was a combination of occupancy and rental rate growth. I would tell you that as you look forward, and I forget if it was Kevin or Brendan or who it was, that brought up the spread between our leasing rate and our occupied rate, but most of that spread is not in our same property portfolio, in our same property portfolio has now got a pretty high commencement level. So as you look forward, it's probably not going to have quite the same occupancy growth going forward, but we did have very good occupancy growth this quarter over last year. So about 1% of it was kind of a bad debt anomally.

Kevin Varin - *Citigroup - Analyst*

Okay. And then just going back to the value creation of the development pipeline, and I don't want to denigrate 18% margins at all, which is still high, but as you think about the spread, what you're developing to, and what you're valuing them at, if you were to look at this quarter, you're about 110 basis points spread. Last quarter you were 130. In this quarter you dropped your applied cap rate. Now I think I heard Mark talk about mix shift in terms of stuff that came out, which would have dropped the pipeline expected yield from 7.4 down to 7.1. How much of it was the revaluation on the value of those assets that you have in there, to drop the implied cap rate for value creation from 6.1 down to 6?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

None of it, Michael. The way we do that calculation, we lock in our estimated cap rate the day we start the building. So the way we look at it, right, wrong, or indifferent, is once you go forward, then from that point on, it's a passage of at all or it's leasing activity. So the day we believe we create the value is the date we start the building. So we lock in the estimated market cap rate on that day. Now we will adjust our yields as we lease up faster or slower than what we had, but the cap rate is locked in. So none of that was due to your question. It was due to what you had inferred there.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

And again, Michael, I would say it's really it is product mix generally, and that can vary on the industrial side, for example, market to market, though. The kind of spreads you're going to get is maybe more in one market versus another. So it's just what's in that pipeline, it's the way that moves around.

Michael Bilerman - *Citigroup - Analyst*

Okay. And just last one, I wanted to ask one more on the medical office, I know we've had this discussion over time, just in terms of that piece, and I know it provides a lot of good opportunities for development, and you have a pretty good franchise on what you've been able to build up going back to when you brought Bremner a number of years ago. As I think about how you have transformed the portfolio, you think about these other portfolios you're putting on the market going deeper into the Company, and pulling out some industrial assets, pulling up more suburban office, I guess do you step back strategically and sort of say, in a couple of years the first line of this press release won't read Duke Realty Corporation, a leading industrial suburban office and medical officer property REIT, it will just be Duke Realty, a leading industrial REIT? And do you think about a more strategic, larger scale exit to get value for the platform you've created in the medical office, and get paid for the value creation in future projects, where you just become a more pure play industrial company?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Well, Mike, I think if you look back at historically over the last four or five years, we've certainly gone that direction. I mean, we were 35% industrial five years ago, we're now pushing 65%. But I think the way we look at it is, we're now in a position that we really like the overall portfolio. We know we still have some assets, and again, as we've been saying, primarily older, Midwest suburban assets that we just don't really want to own long-term, so we're looking at more what don't we want to own long-term right now, and the good news is, we can take those proceeds from these dispositions, and as we said, we can put those into our development pipeline, and really self fund our development, and overall increasing the quality and the kind of assets that we own, and so we like doing that today both with the bulk industrial and the medical office, because we know we're creating a lot of value there. And then just as far as, and again if you look at the timing, I don't think there's, we haven't seen a better time in quite a long time to sell these suburban office assets, so that's what we are focused on. And then as far as pruning the portfolio, as Jim mentioned, we did prune that MOB portfolio to the tune of about $0.25 billion about a year ago, and we are doing the same thing now with this industrial package. So we're just really trying to take advantage of things going on in the market to continue to overall improve the quality of the portfolio.

Michael Bilerman - *Citigroup - Analyst*

Great. Thanks for the color, Denny.

Operator

We do have a follow-up from Eric Frankel. Please go ahead.

Eric Frankel - *Green Street Advisors - Analyst*

Thank you. Just to clarify, Mark, I guess was more specifically wondering about real estate taxes on the operating expense line item. Just maybe you can provide a little bit of color what taxing authority are thinking in various markets in terms of reappraisals, and where that can go in the next year or two, especially with appreciating property prices everywhere.

Mark Denien - *Duke Realty Corporation - CFO*

Okay. Okay. Yes, because I did some math, Eric, and I wasn't noticing an overall big blip in operating expenses overall. So I still can't answer your question. So I'll have to take a look at that, but I would tell you obviously we have got an in house property tax staff, and they're pretty good at staying on top of what's going on out there, and doing appeals where they need to be. So I will follow-up on that and get back to you.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

But also on the industrial side, they're more like net leases. So those increased, especially when you're at 96% leased on the industrial side, virtually all those increases get passed through. And I would say that's probably why our expenses are down a little bit, because our occupancy is up, and so we're passing more of that stuff through.

Jim Connor - *Duke Realty Corporation - COO*

Well, Eric, Mark can't explain it but I'm taking credit for it. How's that?

Mark Denien - *Duke Realty Corporation - CFO*

There you go.

Eric Frankel - *Green Street Advisors - Analyst*

Fair enough. Fair enough. And perhaps, Jim, maybe you can talk through leasing prospects for your spec developments? Obviously that's been increasing a little bit over the last year, you have now been super successful with all of the build to suits, but obviously you take a little bit more of a risk in the development pipeline. Maybe you can touch upon the leasing activity?

Jim Connor - *Duke Realty Corporation - COO*

Yes, Eric, I will tell you that we're very optimistic that we'll have the opportunity to announce some new deals in our spec development when we report our fourth quarter numbers in mid-January. I think the performance of our local teams is demonstrated, if you go back and just look at our historic track record, we've done over the last few years 15 spec projects, with a total value of $285 million. When we started them, they were 23% pre-leased and they're currently 95% pre-leased. So we have not been as aggressive on the spec side as some of our peers, as shown in the percentage

of our development pipeline that's pre-leased, but we've made really sure we've covering all of our bets. So you would tell you that everything we're seeing in the marketplace today, we continue to believe we can execute on all of those, with a consistent kind of track record that we've been able to do in the last few years.

Eric Frankel - *Green Street Advisors - Analyst*

Okay. Thanks. Appreciate it.

Operator

We do have a follow-up from Jamie Feldman. Your line is open.

Jamie Feldman - *Bank of America Merrill Lynch - Analyst*

Great. Thanks. Can you guys talk a little bit more about the depth of buyers for the assets you have on the market? Like leverage and private versus public? Just what are you seeing out there?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Well, we've got, I think we're all extremely pleased with the depth of buyers potentially that are out there. We have a single asset, I'll give just a couple examples that will give you some color. We have a single asset, office asset in St. Louis that we're finalizing the process on right now I would say, and we had 12 offers on that building. Again, a larger single asset, in the Clayton sub-market, and I would say 6 of the offers were very good, and very competitive and very close. On that industrial portfolio, we had 20 CA's signed in the first hour that our folks began marketing that one. So the activity is very good and very strong. It's kind of a wide range of buyers, but I would say most of these are more of the private equity kind of buyers, some a little bit more on the institutional side. I wouldn't say generally speaking what we're selling, it isn't public REITs that are looking at this product. So there seems to be a deep pool of buyers. And quite honestly, all of these are being conducted without financing contingencies right now, but there's plenty of secured debt available for that, even a number of buyers have unsecured lines that they can use for acquisitions today. So the financing really isn't an issue right now.

Jamie Feldman - *Bank of America Merrill Lynch - Analyst*

Do you have a sense of what kind of leverage they would use?

Jim Connor - *Duke Realty Corporation - COO*

I don't know for sure, and you think it probably varies from transaction to transaction, Jamie, but I think probably in the 60% give or take, leverage range on most of these transactions today.

Mark Denien - *Duke Realty Corporation - CFO*

And they're all free and clear, Jamie. There's no debt on any of these.

Jamie Feldman - *Bank of America Merrill Lynch - Analyst*

Alright. Great. Thank you.

Operator

At this time there are no further questions. Please continue.

Ron Hubbard - *Duke Realty Corporation - IR*

I'd like to thank everyone for joining the call today. We look forward to seeing many of you at upcoming NAREIT meetings, or at our Atlanta property tour on the late afternoon of NAREIT on November 6. Also note that our fourth quarter and year end call is tentatively scheduled for January 29th. Thank you.

Operator

Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation, and for using AT&T Teleconference Service. You may now disconnect.